Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Thomson Reuters Corporation of  our report dated March 6, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of The Thomson Corporation, renamed Thomson Reuters Corporation as at April 17, 2008, which appears in The Thomson Corporation’s Annual Report on Form 40-F for the year ended December 31, 2007.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
May 1, 2008